James E. Slayton, CPA
2858 West Market Street
Suite C
Fairlawn, Ohio 44333
1-330-864-3553
                                                       March 23, 2000
Securities and Exchange Commission
Washington, D.C. 20549

Dir madam/sir,

I have been notified that I have been replaced as the accountant for Digital Music Creations, Inc. I previously reported on the Company's financial statements for the periods ending December 31, 1998 and March 31,1999. The letter terminating my appointment was dated February 18,2000.

The audit report dated March 31, 1999, was unqualified except for an explanatory paragraph disclosing a going concern problem.

I have read the Company's statements contained in Form 8-K and agree with them except that I am not in a position to agree with the Company's statement that the change was approved by the Audit Committee of the Board of Directors or that G. Brad Beckstead, CPA was not engaged regarding any matter requiring disclosure under Regulation S-K, Item
304 (a)(2).

Sincerely,

/S/James E. Slayton, CPA